UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 3, 2005

Symbol Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-9802	112308681
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Symbol Plaza, Holtsville, New York		11742
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(631) 738-2400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 3.02 Unregistered Sales of Equity Securities.

On August 3, 2005, Symbol Technologies, Inc. (the "Registrant") tendered 7,706,591 shares of its common stock for distribution in connection with the settlement on June 3, 2004 of the Pinkowitz v. Symbol Technologies, Inc., et al., Hoyle v. Symbol Technologies, Inc., et al. and Salerno v. Symbol Technologies, Inc., et al. class action lawsuits.

Pursuant to the settlement agreement, the Registrant agreed to pay to the class members of the class action lawsuits (i) $1.8 million in cash and (ii) an aggregate number of shares of common stock equal to a market value of $96.25 million, subject to a minimum and maximum number of shares as set forth in the settlement agreement. On November 17, 2004, the Registrant delivered 586,533 shares, or 10% of the settlement amount (at $16.41 per share), as satisfaction of the plaintiffs’ attorneys’ fees, pursuant to the court’s order. On July 21, 2005, the court entered a final distribution order authorizing the distribution of the shares to the class. The final determined price was calculated to be $11.606, which was the moving average for the five trading days (as determined by the settlement agreement) immediately preceding the date the distribution order was entered by the court. As a result, the Registrant is required to deliver 8,293,124 shares of its common stock pursuant to the settlement, which includes the 586,533 shares of common stock delivered in November 2004 as satisfaction of the plaintiffs’ attorneys fees. On August 3, 2005, the Registrant tendered 7,706,591 shares for distribution, which was the balance of the shares required to be issued under the court approved settlement, pursuant to the distribution instructions from the claims administrator.

The issuance of securities were determined to be exempt from registration under Section 3(a)(10) of the Securities Act. There were no underwriters employed in connection with the issuance of the securities.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symbol Technologies, Inc.

August 5, 2005	By:	Peter M. Lieb

Name: Peter M. Lieb
Title: Senior Vice President, General Counsel and Secretary